                                                                     EXHIBIT 2.1


      Portions of this Exhibit 2.1 have been redacted and are the subject of a confidential treatment request filed with the Secretary of the Securities and Exchange Commission.

                            ASSET PURCHASE AGREEMENT

      This Asset Purchase Agreement is dated as of November 17, 1999 (the "EXECUTION DATE ") among OSI PHARMACEUTICALS, INC., a Delaware corporation ("OSIP"), ONCOGENE SCIENCE DIAGNOSTICS, INC., a Delaware corporation ("OSDI"), and BAYER CORPORATION, an Indiana corporation (the "PURCHASER"). OSIP and OSDI shall sometimes be collectively referred to in this Agreement as the "SELLER PARTIES."

                                    PREAMBLE

      A. OSIP is a biopharmaceutical company which is generally engaged in the discovery and development of novel, small molecule pharmaceutical products for commercialization by the pharmaceutical industry, including the innovation, assembly and reduction to practice of drug discovery and development technologies and other assets.

      B. OSIP, together with its wholly-owned subsidiary OSDI, is specifically engaged in the Diagnostics Business (as defined in Section 1 below).

      C. The Purchaser desires to purchase substantially all of the assets comprising the Diagnostics Business from the Seller Parties, and the Seller Parties desire to sell such assets to the Purchaser, upon the terms and subject to the conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter contained, and intending to be legally bound hereby, the parties agree as follows:

Section 1.  DEFINITIONS.

      As used in this Agreement, the following terms shall have the following meanings:

      "ACQUISITION" shall mean any transaction or series of related transactions (whether by means of stock purchase, purchase of all or substantially all of the assets, merger, business combination, reorganization, consolidation, joint venture or otherwise) pursuant to which the counterparty experiences a Change of Control. For purposes of this definition, "CHANGE OF CONTROL" shall mean any event as a result of which (i) the subject party is not the surviving entity and shareholders of the acquiring party have directly or indirectly acquired more than a majority of the combined voting power of the then-outstanding voting securities of the subject party immediately after such event; (ii) the subject party sells or transfers all or substantially all of its assets to another Person; (iii) less than a majority of the combined voting power of the then-outstanding voting securities of the subject party immediately after such sale or transfer is held in the aggregate by the holders of Voting Equity Securities (as defined below) immediately prior to such sale or transfer; (iv) there is a report filed on Schedule 13D or 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), disclosing that any person (as defined in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as defined in Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing ten percent (10%) or more of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the subject party ("VOTING EQUITY SECURITIES") and such person has publicly disclosed or otherwise manifested an intention to cause the occurrence of an event described in subclauses (i), (ii),
(iii), (v) or (vi) of this definition; (v) the subject party files a report or proxy statement with the SEC pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form, item or report therein) that a Change of Control of the subject party has occurred or shall occur in the future pursuant to any then-existing contract or transaction; or
(vi) during any period of two (2) consecutive years individuals who at the beginning of such period constitute the directors of the subject party cease for any reason to constitute at least a majority thereof, unless the election or nomination for election by the subject party's stockholders of each director of the subject party first elected during such period was approved by at least a majority of the directors of the subject party then still in office.

      "AFFILIATE" shall mean, with respect to any Person, any Person which directly or indirectly through stock ownership or through other arrangements, either controls, is controlled by or is under common control with such Person. "CONTROL" shall mean the power to direct the management plans and policies of a specified Person.

      "AGGRIEVED PARTY" -- See Section 11.4.

      "ALLOCATION STATEMENT" -- See Section 3.4.

      "ANCILLARY AGREEMENTS" shall refer collectively to the Cambridge Assignment of Lease, the Patent Assignment, the Patent License Agreement, the Transition Services Agreement and the Executive Employment Agreements.

      "ASSUMED CONTRACTS" shall mean, collectively, the Distributorship Agreements, Equipment Leases, License Agreements, Purchase Orders, Sales Orders, and such other contracts to which either or both of the Seller Parties is a party, but only as are described in Section 5.17 hereto.

      "ASSUMED LIABILITIES" -- See Section 2.4.

      "BUSINESS DAY" shall mean days other than Saturdays, Sundays and days on which banks in New York City, New York are authorized or obligated by law to be closed.

      "CAMBRIDGE LEASE" -- See Section 5.11.

      "CAMBRIDGE ASSIGNMENT OF LEASE" shall mean the Assignment and Assumption of Lease to be entered into by the Purchaser and OSIP relating to the Seller Parties' facilities at (i) 80 Rogers Street/129 Binney, (ii) 84 Rogers Street, and (iii) 135 Binney, each in


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
Cambridge, Massachusetts, the form of which is attached hereto as Exhibit A and made a part hereof.

      "CELL LINES" shall mean all cell lines, strains, cultures, and other biological or biochemical source stocks and their progeny used or useful by either or both of the Seller Parties in connection with the Diagnostics Business.

      "CERCLA" -- See Section 5.27.

      "CLOSING" -- See Section 4.

      "CLOSING DATE" -- See Section 4.

      "COBRA" shall mean the provisions of the Code, ERISA and the Public Health Service Act enacted by Sections 10001 through 10003 of the Consolidated Omnibus Budget Reconciliation Act of 1985 (P.L. 99-272), including any subsequent amendments to such provisions.

      "CODE" shall mean the Internal Revenue Code of 1986, as amended.

      "DEFERRED PAYMENT" -- See Section 3.2.

      "DIAGNOSTICS BUSINESS" shall mean either or both of the Seller Parties' businesses of identifying, developing, producing, clinically testing, manufacturing and marketing Diagnostics Products and related services.

      "DIAGNOSTICS EMPLOYEES" -- See Section 5.25.

      "DIAGNOSTICS PRODUCTS" shall mean any product for the testing of human, animal or forensic specimens for the purpose of diagnosis, prognosis, monitoring of disease or monitoring of treatment, or for any purpose relating to the determination of the nature of a disease or the effect of its treatment, including without limitation (i) the products manufactured and sold by either or both of the Seller Parties as listed on Schedule 1.0 hereto, and (ii) those products which are in the process of development for manufacturing, clinical testing and/or commercialization by either or both of the Seller Parties as listed on Schedule 1.0 hereto; provided, however, that Diagnostic Products shall not include the Transprobe Products.

      "DISTRIBUTORSHIP AGREEMENTS" shall mean those distributorship agreements of either or both of the Seller Parties relating to the sale and distribution of the Diagnostics Products that are listed in Schedule 5.17.

      "DOMAIN NAME" -- See "Intangible Assets".

      "ENVIRONMENTAL LAWS" -- See Section 5.27.


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
      "EQUIPMENT AND MACHINERY" shall mean (i) all of the equipment, machinery, furniture, tooling, spare parts, and supplies that are (x) owned by either or both of the Seller Parties, (y) located at the Premises and (z) utilized by either or both of the Seller Parties in connection with the Diagnostics Business; (ii) all of the replacements for any of the foregoing owned by either or both of the Seller Parties other than all video-conferencing equipment located at the Premises; (iii) all rights of either or both of the Seller Parties to the warranties (to the extent assignable) and licenses received from manufacturers and sellers of the aforesaid items; and (iv) all related claims, credits, rights of recovery and set-off with respect thereto, including without limitation those items with an approximate fair market value in excess of $5,000 listed on Schedule 5.12.

      "EQUIPMENT LEASES" shall mean those lease agreements to which either or both of the Seller Parties are a party relating to the Leased Equipment and Machinery.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

      "EXECUTION DATE" -- See Preamble.

      "EXCLUDED ASSETS" - See Section 2.1.

      "EXCLUDED LIABILITIES" -- See Section 2.4.

      "EXECUTIVE EMPLOYMENT AGREEMENTS" shall mean the Executive Employment Agreements to be entered into by the Purchaser and each of ** the forms of which are attached hereto as Exhibit B and made part hereof.

      "FILES AND RECORDS" shall mean all files and records, whether in hard copy or magnetic format, of either or both of the Seller Parties relating to the Diagnostics Business or the Purchased Property, including without limitation the following types of files and records relating to the Diagnostics Business: customer and supplier lists; customer correspondence, including complaint files and customer specifications; copies of financial schedules, records, spread sheets, purchase orders, check registers and similar financial records pertaining to the Diagnostics Business; correspondence with licensors and other members of the academic, clinical and scientific community relating to research products; product manufacturing data, including batch manufacturing records and quality control records; product catalogue data bases; equipment maintenance records, equipment warranty information, laboratory plans, specifications and drawings, and equipment drawings; all files relating to those employees of the Diagnostics Business to be employed by the Purchaser following the Closing; and



-------------------

** This portion has been redacted pursuant to a request for confidential treatment.

correspondence with national, state and local governmental agencies relating to the operation of the Diagnostics Business and related files and records of either or both of the Seller Parties; provided, however, that where such files and records also contain data which is unrelated to the Diagnostics Business, the Seller Parties may redact such unrelated data prior to furnishing such files and records to the Purchaser and provided, further, that in the event that the Purchaser obtains any files and records containing data that is unrelated to the Diagnostics Business, the Purchaser shall keep such files and records in strict confidence and shall not disclose such files and records to any other Person whatsoever.

      "FINANCIAL DATA" -- See Section 5.7.

      "GAAP" -- See Section 5.7.

      "INDEMNIFIED PARTY" -- See Section 11.3.

      "INDEMNIFYING PARTY" -- See Section 11.3.

      "INTANGIBLE ASSETS" shall mean all intangible personal property rights (other than the Intellectual Property) owned or held by either or both of the Seller Parties and used in connection with the Diagnostics Business, including without limitation all goodwill of either or both of the Seller Parties relating to the Diagnostics Business, all software, software systems, databases and all other information systems (other than those management information systems based in Uniondale, New York) used in connection with the Diagnostics Business, the current toll free "800" telephone numbers utilized by either or both of the Seller Parties in connection with the Diagnostics Business, all internet domain names owned by either or both of the Seller Parties which are based on the name "Oncogene Science" and variations thereof, other than "OSI Pharmaceuticals", including without limitation "www.oncogene.com" (the "DOMAIN NAME"), and all rights on the part of either or both of the Seller Parties to proceeds of any insurance policies and all claims on the part of either or both of the Seller Parties for recoupment, reimbursement and coverage under any insurance policies, in each case in connection with the Diagnostics Business.

      "INTELLECTUAL PROPERTY" shall mean (i) know-how, trade secrets and other confidential information, inventions, ideas, discoveries, patent applications and granted patents anywhere in the world owned or controlled by or licensed to either or both of the Seller Parties that (a) are used by the Diagnostics Business as currently conducted on the Execution Date; (b) are or were used or useful in the conduct of the Diagnostics Business and as described on Schedule 5.13; or (c) were developed, originated, invented or generated by any Diagnostics Employee during his or her tenure with either of the Seller Parties and that are or were used or useful in the conduct of the Diagnostics Business (including in each of cases (a) through (c) above and without limitation any and all continuations, continuations-in-part, additions, and divisions thereof, and any and all patents issuing from the aforesaid patent applications, and any reissues, reexaminations, renewals, extensions, and substitutions of any of the aforesaid patents); and (ii) the registered and unregistered trademarks, service marks, brand names, trade names, trade dress, and copyrights owned or controlled by either or both of the Seller Parties used in the Diagnostics Business and described on Schedule 5.13.

      "INVENTORY" shall mean (i) all of the finished goods, raw materials, work in progress and supplies owned by either or both of the Seller Parties on the Closing Date and held for use in the operations of the Diagnostics Business, and
(ii) any and all rights of either or both of the Seller Parties to the warranties received from its suppliers with respect to such inventory (to the extent assignable) and related claims, credits, rights of recovery and set-off with respect thereto.

      "INVENTORY SCHEDULE" -- See Section 5.19.

      "KNOWLEDGE OF THE SELLER PARTIES" as used in this Agreement shall mean the knowledge, following due inquiry, of (i) Robert L. Van Nostrand, (ii) the executive officers of OSDI and (iii) general management personnel of both of the Seller Parties involved, in whole or in part, with the Diagnostics Business.

      "LEASED EQUIPMENT AND MACHINERY" shall mean all equipment, machinery and furniture used by either or both of the Seller Parties in connection with the Diagnostics Business that, if owned by either or both of the Seller Parties, would constitute Equipment and Machinery as defined above, and that are held by either or both of the Seller Parties under one or more equipment leases.

      "LICENSE AGREEMENTS" shall mean those license agreements to which either or both of the Seller Parties are a party which provide either or both of the Seller Parties with rights to technology or products used in the conduct of the Diagnostics Business that are listed on Schedule 5.17.

      "LICENSES AND PERMITS" -- See Section 5.14.

      "LIEN" shall mean any mortgage, pledge, security interest, encumbrance, lien (statutory or other) or conditional sale agreement.

      "LOSSES" -- See Section 11.1.

      "MATERIAL ADVERSE EFFECT" shall mean (a) any effect that is materially adverse to the Purchased Property, the Diagnostics Business, or the condition (financial or otherwise) or results of operations of the Diagnostics Business, in each case taken as a whole, or (b) any effect or series of effects that could reasonably be expected, individually or in the aggregate, to materially impair, hinder or delay the ability to effect the Closing.

      "MINIMUM LOSS" -- See Section 11.4.

      "MINIMUM THRESHOLD CONDITIONS" -- See Section 4.


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
      "OSDI" -- See Paragraph 1.

      "OSIP" -- See Paragraph 1.

      "OSIP PLANS" -- See Section 5.21.

      "OSIP SAVINGS PLAN" shall mean the OSI Pharmaceuticals, Inc. Savings and Investment Plan.

      "PATENT ASSIGNMENT" shall mean the assignment to be entered into by the Purchaser and the Seller Parties relating to Seller Parties' assignment of all of their rights under and to the patent applications and granted patents that are part of the Intellectual Property, the form of which is attached hereto as Exhibit C and made a part hereof.

      "PATENT LICENSE AGREEMENT" shall mean the limited license to be entered into by the Purchaser and the Seller Parties relating to the Purchaser's license to the Seller Parties of its rights under and to the patent applications and granted patents that are part of the Intellectual Property, the form of which is attached hereto as Exhibit D and made a part hereof.

      "PERMITTED ENCUMBRANCES" - See Section 5.6.

      "PERSON" shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust or unincorporated organization.

      "PREMISES" shall mean the premises occupied by either or both of the Seller Parties at (i) 80 Rogers Street/129 Binney, (ii) 84 Rogers Street, and
(iii) 135 Binney, each in Cambridge, Massachusetts, all as more particularly described in the Cambridge Lease.

      "PRODUCT LIABILITY LAWSUITS" -- See Section 5.26.

      "PURCHASE ORDERS" shall mean all of the outstanding purchase orders, contracts or other commitments of either or both of the Seller Parties to suppliers of goods and services for materials, supplies or other items used in the Diagnostics Business.

      "PURCHASE PRICE" -- See Section 3.1.

      "PURCHASED PROPERTY" shall mean the Assumed Contracts, Equipment and Machinery, Files and Records, Intangible Assets, Intellectual Property, Inventory, any prepaid expenses, and other assets (whether tangible or intangible, real, personal or mixed) which other assets primarily relate to the operation of the Diagnostics Business on the Execution Date. For purposes of this definition, the term "Purchased Property" shall exclude any item that constitutes an Excluded Asset under Section 2.1(b) hereof.

      "PURCHASER" -- See Paragraph 1.


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
      "PURCHASER INDEMNITEES" -- See Section 11.1.

      "RCRA" -- See Section 5.27.

      "RESTRICTED PERIOD" -- See Section 7.7.

      "SALES ORDERS" shall mean all of the sales orders, contracts or other commitments of either or both of the Seller Parties to purchasers of goods and services of the Diagnostics Business.

      "SELLER PARTIES INDEMNITEES" -- See Section 11.2.

      "TAXES" shall mean for all purposes of this Agreement all taxes however denominated, including any interest, penalties or additions to tax that may become payable in respect thereof, imposed by any governmental body, which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, transfer taxes, workmen's compensation taxes and other obligations of the same or a similar nature, whether arising before, on or after the Closing; and "TAX" shall mean any one of them.

      "TAX RETURNS" shall mean any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any governmental body in connection with the determination, assessment, collection or administration of any Taxes.

      "THIRD PARTY COLLABORATORS" -- See Section 5.28.

      "TRANSFERRED EMPLOYEES" -- See Section 9.1.

      "TRANSITION SERVICES AGREEMENT" shall mean the agreement to be entered into by the Purchaser and OSIP relating to the provision by OSIP to the Purchaser of certain goods and services, including without limitation administrative and management information systems and financial reporting services, the form of which is attached hereto as Exhibit E and made a part hereof.

      "TRANSPROBE PRODUCTS" shall mean Transprobe 1(TM), an FDA-approved diagnostic DNA probe kit used to detect the presence of the bcr-210 Philadelphia (Ph')_translocation, including for these purposes any inventory thereof on hand, related work in process, and related purchase orders.

Section 2.  PURCHASE AND SALE OF THE PURCHASED PROPERTY.

      Section 2.1. Transfer of Assets. (a) Subject to the terms and upon the conditions herein set forth, the Seller Parties shall sell, convey, transfer, assign and deliver to the Purchaser, and the Purchaser shall purchase and accept from the Seller Parties, on the Closing Date, all right, title and interest of the Seller Parties in and to the Purchased Property, free and clear of any Lien.

            (b) The parties hereby acknowledge and agree that the Seller Parties are not selling and the Purchaser is not purchasing any of the Seller Parties' right, title or interest in or to any of the following (collectively, the "EXCLUDED ASSETS"):

                  (i)   cash on hand;

                  (ii)  bank accounts;

                  (iii) accounts receivable relating to the Diagnostics
Business;

                  (iv)  any Tax refunds or Tax credits;

                  (v) any Inventory of the Diagnostics Business disposed of by the Seller Parties in the ordinary course of business prior to the Closing Date in accordance with the terms and conditions of this Agreement;

                  (vi) any assets related to the OSIP Plans or the OSIP Savings Plans except as provided for in Section 9.2 hereof;

                  (vii) except as otherwise provided in Section 1 with respect to "Files and Records," all books, records and other assets of the Seller Parties relating solely to corporate level activities including, without limitation, those relating to filings with the Internal Revenue Service and those relating to accounting and tax functions, (ii) any corporate minute books, stock ledgers and other corporate books and records of the Seller Parties and
(iii) all books and records relating to any division or business of the Seller Parties other than the Diagnostics Business; and

                  (viii) agreements set forth on Schedule 2.1(b).

      Section 2.2. Sale at Closing Date. The sale, transfer, assignment and delivery by the Seller Parties of the Purchased Property to the Purchaser, as herein provided, shall be effected on the Closing Date by bills of sale, endorsements, assignments and other instruments of transfer and conveyance reasonably satisfactory in form and substance to Purchaser and its counsel.

      Section 2.3. Subsequent Documentation; Further Assurances. The Purchaser and the Seller Parties shall, at any time and from time to time after the Closing Date, upon the reasonable request of the counterparty or parties, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further (a) assignments, transfers and conveyances as may be required for the better assigning, transferring, granting, conveying and confirming the transactions contemplated herein, including without limitation aiding and assisting the Purchaser in collecting and reducing to possession any or all of the Purchased Property, and (b) documents and instruments as may be reasonably necessary for the further completion of any of the transactions contemplated herein.

      Section 2.4. Assumption of Assumed Contracts; Exclusion of Excluded Liabilities.

                  (a) Assumption of Assumed Contracts. On the Closing, the Purchaser shall assume and agree to pay, perform and discharge when due all of the obligations, debts and liabilities of Seller Parties (i) under the Assumed Contracts and (ii) relating to the Purchased Property which arise following the Closing Date, but only in connection with circumstances or conditions arising after the Closing Date (collectively, the "ASSUMED LIABILITIES"). Such assumption shall be pursuant to an Assignment and Assumption Agreement in form and substance reasonably satisfactory to counsel for the Purchaser and the Seller Parties.

                  (b) Exclusion of Excluded Liabilities. The Purchaser shall not assume or pay, perform or discharge, nor shall the Purchaser be responsible, directly or indirectly, for any other debts, obligations, contracts, or liabilities of either or both of the Seller Parties, including without limitation any and all debts, obligations, contracts or liabilities of whatever nature or kind which arise out of or are in any way related or connected to the conduct of the Diagnostics Business prior to the Closing Date (all such debts, obligations, contracts or liabilities of either or both of the Seller Parties being herein referred to as the "EXCLUDED LIABILITIES").

                  (c) Consent to Assumption. To the extent that the assignment of any Assumed Contract shall require the consent of the other party thereto, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof. The Seller Parties will use commercially reasonable efforts to obtain the consent of the other parties to such contracts for the assignment thereof to the Purchaser. If such consent is not obtained in respect of any such Assumed Contract or if an attempted assignment thereof would be ineffective or would adversely affect the rights of the Seller Parties thereunder so that the Purchaser would not in fact receive all of such rights, the Seller Parties will cooperate with the Purchaser in any commercially reasonable arrangement requested by the Purchaser, including subcontracting or subleasing, to provide to the Purchaser the benefits under any such Assumed Contract, including enforcement at the cost of and for the benefit of the Purchaser, of any and all rights of either or both of the Seller Parties against the other party thereto with respect to such Assumed Contract. Notwithstanding any provision contained herein to the contrary, the Seller Parties and the Purchaser hereby agree that obtaining the consent of the other parties to the Assumed Contracts set forth in Section 13.3 is a condition to the Purchaser's obligation to proceed to closing the transactions described herein.

Section 3.  PURCHASE PRICE.

      Section 3.1. Purchase Price. The purchase price for the sale and transfer of the Purchased Property shall be $11,000,000 in cash (the "PURCHASE PRICE"), which price shall be payable and deliverable in accordance with Section 3.2 and shall be subject to adjustment as provided in Section 3.3.

      Section 3.2. Payment of Purchase Price. Subject to the adjustments to the Purchase Price described in Section 3.3 below and subject to satisfaction of the conditions set forth herein, and in consideration of the sale by the Seller Parties hereunder of the Purchased Property, the Purchaser will pay to the Seller Parties (i) on the Closing Date, $10,000,000, and (ii) on the second anniversary of the Closing Date, $1,000,000 (the payment described in the foregoing clause (ii) being referred to herein as the "DEFERRED PAYMENT"), in each case by wire transfer of immediately available funds to an account of the Seller Parties as identified by the Seller Parties in writing at least two Business Days before such payment is due. ** The Deferred Payment may, at Purchaser's option, be offset by any unpaid indemnification obligations of either of the Seller Parties from the Closing Date to the second anniversary of the Closing Date.

      Section 3.3. Adjustments to Purchase Price. The Seller Parties shall pay to the Purchaser at the Closing the following amounts, each of which amounts shall be credited against the Purchase Price:

                  (a) The Seller Parties shall pay to Purchaser an amount equal** ;

                  (b) The Seller Parties shall pay to Purchaser an amount equal to $216,667, representing amounts prepaid by Fujirebio, Inc. in connection with research and development services to be performed by the Purchaser after the Closing Date pursuant to that certain agreement set forth on Schedule 5.17; provided, however, that for every day the Closing Date is extended beyond November 30, 1999, the amount of such payment shall be reduced by $1,100;

                  (c) The Seller Parties shall pay to Purchaser an amount determined pursuant to Section 9.3;

                  (d) The Seller Parties shall pay to Purchaser an amount determined pursuant to Section 9.4(b); and



--------------------

** This portion has been redacted pursuant to a request for confidential treatment.

                  (e) The Seller Parties shall pay to the Purchaser $10,000 in connection with the server being purchased (but not paid for) by the Seller Parties prior to the Closing Date, as referenced on Schedule 5.17.

      The amount referred to in (c) above shall be agreed to by the Purchaser and the Seller Parties not later than the day prior to the Closing.

      Section 3.4 Allocation of Purchase Price. The Purchaser and the Seller Parties agree to allocate the Purchase Price for all Tax purposes in accordance with the allocation statement attached hereto as Schedule 3.4 (the "ALLOCATION STATEMENT") and in accordance with Section 1060 of the Code, including the regulations promulgated thereunder. All Tax Returns, including IRS Form 8594, shall be filed consistent with such Allocation Statement. Neither the Purchaser nor the Seller Parties shall voluntarily take a position on any Tax Return or before any governmental agency charged with the collection of any such Tax that is any manner inconsistent with the terms of such Allocation Statement.

Section 4. CLOSING.

      The closing hereunder (the "CLOSING") shall take place at the offices of Purchaser at 511 Benedict Avenue, Tarrytown, New York 10591, at 10:00 a.m. on the third Business Day after the Minimum Threshold Conditions shall have been met (or waived) or at such other place and time as may be mutually agreed to by the parties hereto (the "CLOSING DATE"). For the purposes of this Section, the "MINIMUM THRESHOLD CONDITIONS" shall mean the closing conditions set forth in Sections 12 and 13 of this Agreement, qualified as to the receipt of consents, approvals, licenses and permits as follows: (a) the Purchaser shall have obtained licenses and permits comparable to the Licenses and Permits as to all subject matters material to Purchaser's ability to legally commence operations at the Premises as owner of the Diagnostics Business; (b) the Seller Parties shall have obtained the consent of the landlord under the Cambridge Lease to the Cambridge Assignment of Lease; and (c) the Seller Parties shall have obtained the consent to the assignment to the Purchaser of those agreements listed in
Schedule 13.3.

Section 5. REPRESENTATIONS AND WARRANTIES OF THE SELLER.

      The Seller Parties hereby jointly and severally represent and warrant to the Purchaser, on and as of the date hereof and on and as of the Closing Date, as follows:

      Section 5.1. Corporate Organization. OSIP and OSDI are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware, and each has all requisite corporate power and authority to own their respective properties and assets and to conduct their respective businesses as now conducted. Copies of the Certificates of Incorporation and By-laws of OSIP and OSDI, with all amendments thereto to the date hereof, have been furnished to the Purchaser or its representatives, and such copies are accurate and complete as of the date hereof.

      Section 5.2. Qualification to Do Business. Each of the Seller Parties is duly qualified to do business as a foreign corporation and each is in good standing in the Commonwealth of Massachusetts and in every other jurisdiction where the character of the properties owned or leased by it or the nature of their respective businesses makes such qualification necessary except where failure to so qualify would not reasonably be expected to have a Material Adverse Effect.

      Section 5.3. Authorization and Validity of Agreement. Each of OSIP and OSDI has all requisite corporate power and authority to enter into this Agreement and to carry out their respective obligations hereunder. The execution and delivery of this Agreement and the performance of the obligations of OSIP and OSDI hereunder have been duly authorized by all necessary corporate action by the Board of Directors of OSIP and the Board of Directors of OSDI, and no other corporate proceedings on the part of either OSIP and OSDI are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by each of OSIP and OSDI and constitutes the valid and binding obligation of each, enforceable against them in accordance with its terms subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and to the effect of general principles of equity, whether considered in a proceeding at law or in equity.

      Section 5.4. No Conflict or Violation. The execution, delivery and performance by OSIP and OSDI of this Agreement do not and will not violate or conflict with any provision of the Certificate of Incorporation or By-laws of OSIP and OSDI and do not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate nor will result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which either OSIP or OSDI is a party or by which either is bound or to which any of their respective properties or assets is subject, nor will result in the creation or imposition of any Lien upon any of the Purchased Property, nor will result in the cancellation, modification, revocation or suspension of any of the Licenses and Permits except as set forth on Schedule 5.4.

      Section 5.5. Consents and Approvals. Schedule 5.5 sets forth a true and complete list of each consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other person, firm or corporation, and each declaration to or filing or registration with any such governmental or regulatory authority, that is required in connection with the execution and delivery of this Agreement by the Seller Parties or the performance by the Seller Parties of their respective obligations hereunder.

      Section 5.6 Good Title: Necessary Assets and Rights. The Seller Parties have, and on the Closing Date the Purchaser will have, good title in and to the Purchased Property free and clear of any Liens except for (a) Liens for Taxes not yet payable and for Taxes being contested in good faith, (b) Liens arising out of, or in connection with, this Agreement, and (c) Liens disclosed on
Schedule 5.6 (collectively, the "PERMITTED ENCUMBRANCES"). The Purchased Property, together with the Cambridge Assignment of Lease, constitutes substantially all the assets, properties and rights including without limitation contract rights, necessary or used to conduct the Diagnostics Business as currently conducted.

      Section 5.7. Financial Information. The Seller Parties have heretofore furnished to the Purchaser a pro-forma statement of operations and balance sheet of the Diagnostics Business, which statement includes the effect on the Diagnostics Business of the Transprobe Products for the one-year fiscal period ended September 30, 1998 (the "FINANCIAL DATA"), copies of which are set forth in Schedule 5.7. The Financial Data (i) have been prepared from the books and records of the Seller Parties, which books and records are used to prepare financial statements which are in accordance with U.S. generally accepted accounting principles ("GAAP"), (ii) reflect the adjustments set forth on
Schedule 5.7, (iii) fairly present revenues and direct expenses of the Diagnostics Business (including the effect on the Diagnostics Business of the Transprobe Products), which revenues and expenses, after giving effect to such adjustments, can be legitimately reconciled with the financial statements and the financial records maintained and the accounting methods applied by the Seller Parties for its financial reporting purposes, and (iv) contain allocation estimates for all allocated items not individually accounted for in connection with the Diagnostics Business (including the Transprobe Products) as described in Schedule 5.7, which estimates the Seller Parties believe to be reasonable.

      Section 5.8. Absence of Certain Changes or Events.

                  (a) Except as set forth in Schedule 5.8, since September 30, 1998, there has not been:

                        (i) any change in the business, operations, properties, assets or condition (financial or other) of the Diagnostics Business which has had a Material Adverse Effect, and, to the Knowledge of the Seller Parties, no factor or condition exists and no event has occurred that would be likely to result in any such change;

                        (ii) any material loss, damage, destruction or other casualty to the Purchased Property;

                        (iii) any change in any method of accounting or accounting practice of the Diagnostics Business or the Seller Parties relating to the Diagnostics Business; or

                        (iv) any loss of the employment, services or benefits of any key employee of the Diagnostics Business.

                  (b) Since September 30, 1998, the Seller Parties have operated the Diagnostics Business in the ordinary course of their businesses consistent with past practice and, except as set forth in Schedule 5.8 hereto, have not:

                        (i) incurred any material obligation or liability (whether absolute, accrued, contingent or otherwise) relating to the operations of the Diagnostics Business except in the ordinary course of business consistent with past practice;

                        (ii) failed to discharge or satisfy any Lien or pay or satisfy any obligation or liability (whether absolute, accrued, contingent or otherwise) arising from the operation of the Diagnostics Business, other than liabilities being contested in good faith and for which adequate reserves have been provided;

                        (iii) mortgaged, pledged or subjected to any Lien any of the Purchased Property;

                        (iv) sold or transferred any of the assets of the Diagnostics Business or canceled any debts or claims or waived any rights relating to the operations of the Diagnostics Business, except in the ordinary course of business consistent with past practice;

                        (v)   disposed of any patents, trademarks or
copyrights or any patent, trademark, or copyright applications used in the operations of the Diagnostics Business;

                        (vi) defaulted on any material obligation relating to the operations of the Diagnostics Business;

                        (vii) entered into any transaction material to the Diagnostics Business or relating to the Diagnostics Business, except in the ordinary course of business consistent with past practice;

                        (viii)      written down the value of any inventory
or written off as uncollectible any accounts receivable specifically relating to the Diagnostics Business or the Transprobe Products or any portion thereof other than in the ordinary course of business consistent with past practice;

                        (ix) granted any increase in the compensation or benefits of employees of the Diagnostics Business other than increases in accordance with past practice not exceeding 10% or entered into any employment or severance agreement or arrangement with any of them;

                        (x) made any capital expenditure in excess of $10,000, or additions to property, plant and equipment used in the operations of the Diagnostics Business other than ordinary repairs and maintenance;

                        (xi) discontinued the manufacture or sale of any Diagnostics Products except in the ordinary course of business; or

                        (xii) entered into any agreement or made any commitment to do any of the foregoing.

      Section 5.9. Tax Matters. All Tax Returns required to be filed before the Closing Date (taking into account all relevant extensions of time to file) in respect of the Seller Parties have been (or will have been by the Closing Date) filed, and the Seller Parties have (or will have by the Closing Date (taking into account all relevant extensions of time to file)) paid, accrued or otherwise adequately reserved for the payment of all Taxes required to be paid in respect of the periods covered by such returns with the exception of all Taxes being contested in good faith by the Seller Parties and have (or will have by the Closing Date) adequately reserved for the payment of all Taxes with respect to periods ended on or before the Closing Date for which tax returns have not yet been filed.

      Section 5.10. Warranties. Schedule 5.10 sets forth all of the forms of warranties (if any) given by the Seller Parties in connection with the sale of Diagnostics Products, together with samples of such forms.

      Section 5.11. Cambridge Lease.

            (a) The Seller Parties have previously delivered to the Purchaser a true and correct copy of the lease of the Premises, including all amendments thereto through the date hereof (the "CAMBRIDGE LEASE").

            (b) Except as set forth in Schedule 5.11, the landlord under the Cambridge Lease has not given the Seller Parties written notice of or made a claim with respect to any breach or default by the Seller Parties.

            (c) Except as set forth in Schedule 5.11, the Cambridge Lease is not subject to any sublease, license or other agreement granting to any person or entity any right to the use, occupancy or enjoyment of such property or any portion thereof.

            (d) To the Knowledge of Seller Parties, the plumbing, electrical, heating, water, air conditioning, ventilating and all other mechanical or structural systems of the Premises are in good working order and condition, and the roof, basement and foundation walls of the Premises are in good condition and free of leaks and other material defects.

      Section 5.12. Equipment and Machinery. Schedule 5.12 sets forth a complete and correct list and brief description of each item of Equipment and Machinery or of Leased Equipment and Machinery having an original purchase cost or aggregate lease cost exceeding $5,000. Except as set forth in Schedule 5.12, as of the date hereof, the Seller Parties have good title, free and clear of all title defects and objections and Liens (other than the Lien of current property taxes and assessments not in default, if any), to the Equipment and Machinery owned by each of them. None of the title defects, objections or Liens (if any) listed in Schedule 5.12 adversely affects the value of any of the items of Equipment and Machinery or interferes with their use in the conduct of the Diagnostics Business. Except as set forth in Schedule 5.12, the Seller Parties hold good and transferable leaseholds in all of the Leased Equipment and Machinery, in each case under valid and enforceable leases. The Seller Parties are not in default with respect to any item of Leased Equipment and Machinery, and no event has occurred that constitutes or with due notice or lapse of time or both may constitute a default under any lease thereof. The Equipment and Machinery and the Leased Equipment and Machinery are sufficient and adequate to carry on the Diagnostics Business as presently conducted by the Seller Parties, and all items thereof are in good operating condition and repair, ordinary wear and tear excepted.

      Section 5.13. Intellectual Property; Intangible Assets.

            (a) Schedule 5.13(a) sets forth a complete and correct listing of the Intellectual Property. Except as described in Schedule 5.13(a), to the Knowledge of the Seller Parties all Intellectual Property listed therein is owned by or licensed to the Seller Parties, free and clear of all Liens and is not the subject of any challenge. As of the date hereof, except as described in
Schedule 5.13(a), there are no unresolved claims made and there has not been communicated to either of the Seller Parties the threat of any claim that the holder of such Intellectual Property is in violation or infringement of any service mark, patent, trademark, trade name, trademark or trade name registration, copyright or copyright registration of any other Person. The Seller Parties are the owners of, or have a valid license to use, the patents, patent licenses, trade names, trademarks, service marks, brand marks, brand names, copyrights, know-how, formula and other proprietary and trade rights necessary or used for the conduct of the Diagnostics Business, without, to the Knowledge of the Seller Parties, any conflict with the rights of others, and neither of the Seller Parties have, to the Knowledge of the Seller Parties, forfeited or otherwise relinquished any such patent, patent license, trade name, trademark, service mark, brand mark, brand name, copyright, know-how, formula or other proprietary right necessary for the conduct of the Diagnostics Business as conducted on the date hereof, and, except as set forth on Schedule 5.13(a), neither of the Seller Parties has granted licenses under the foregoing to any third party. Except as set forth in Schedule 5.13(a), the Seller Parties are not under any obligation to pay any royalties or similar payments in connection with any license to any of its Affiliates.

            (b) Schedule 5.13(b) sets forth a true and complete list of all of the Intangible Assets and a summary description of each such item. There is no restriction affecting the use of any of the Intangible Assets, and no license has been granted with respect thereto. None of the Intangible Assets is currently being challenged, is involved in any pending or, to the Knowledge of the Seller Parties, threatened administrative or judicial proceeding, or, to the Knowledge of Seller Parties, conflicts with any rights of any other person, firm or corporation. The Seller Parties own or have the right to use all computer software, software systems and databases and all other information systems included in the Purchased Property. The Seller Parties' rights in and to the Intangible Assets and Intellectual Property are sufficient and adequate in all material respects to permit the conduct of the Diagnostics Business as now conducted, and, to the Knowledge of the Seller Parties, none of the Diagnostics Products or operations of the Diagnostics Business involves any infringement of any proprietary right of any other Person.

      Section 5.14. Licenses and Permits. Schedule 5.14 sets forth a true and complete list of all licenses, permits, franchises, authorizations and approvals issued or granted to the Seller Parties with respect to the Diagnostics Business by the federal government, any state or local government, any foreign national or local government, or any department, agency, board, commission, bureau or instrumentality of any of the foregoing (the "LICENSES AND PERMITS"), and all pending applications therefor. Such list contains a summary description of each such item and, where applicable, specifies the date issued, granted or applied for, the expiration date and the current status thereof. Each License and Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the Knowledge of the Seller Parties, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such License and Permit invalid in any respect. To the Knowledge of the Seller Parties, the Licenses and Permits are sufficient and adequate in all material respects to permit the continued lawful conduct of the Diagnostics Business in the manner currently conducted by the Seller Parties, and none of the operations of the Diagnostics Business are being conducted in a manner that violates in any material respect any of the terms or conditions under which any License and Permit was granted. Except as set forth in Schedule 5.14, no such License and Permit will in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

      Section 5.15. Compliance with Law. The operations of the Diagnostics Business and the manufacture and sale of the Transprobe Products have been conducted in all material respects in accordance with all applicable laws, regulations, orders and other requirements of all courts and other governmental or regulatory authorities having jurisdiction over the Seller Parties and their respective assets, properties and operations. The Seller Parties have not received notice of any violation of any such law, regulation, order or other legal requirement, and are not in default with respect to any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to the Diagnostics Business or the manufacture and sale of the Transprobe Products or any of the assets, properties or operations with respect thereto. To the Knowledge of the Seller Parties, there is no proposed change in any such laws, rules or regulations (other than laws of general applicability) that would materially and adversely affect the transactions contemplated by this Agreement or all or a material part of the Diagnostics Business or the Purchased Property.

      Section 5.16. Litigation. Except as set forth in Schedule 5.16, there are no claims, actions, suits, proceedings, labor disputes or investigations pending or, to the Knowledge of the Seller Parties, threatened, before any national, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against the Seller Parties or any of their respective officers, directors, employees, agents or Affiliates, involving, affecting or relating to the Diagnostics Business, the Transprobe Products, the Purchased Property or the transactions contemplated by this Agreement, nor is any basis known, to the Knowledge of the Seller Parties for any such action, suit, proceeding or investigation. Neither the Diagnostics Business nor the Purchased Property is subject to any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, that affects or might affect the Diagnostics Business or the Purchased Property, or that would or might interfere with the transactions contemplated by this Agreement.

      Section 5.17. Assumed Contracts.

            (a) Schedule 5.17 sets forth a complete and correct list and a summary description of all Assumed Contracts (as in effect on the date hereof), other than individual Purchase Orders or Sales Orders for amounts less than $10,000.

            (b) Each Assumed Contract is valid, binding and enforceable against the parties thereto in accordance with its terms, and is in full force and effect on the date hereof. The Seller Parties have performed in all material respects the obligations required to be performed by them to date under, and neither of the Seller Parties are in default or delinquent in the performance (claimed or actual) in connection with any Assumed Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. To the Knowledge of the Seller Parties, no other party to any Assumed Contract is in default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. The Seller Parties have delivered to the Purchaser or its representatives true and complete copies of the Assumed Contracts listed on Schedule 5.17.

            (c) Except as set forth on Schedule 5.17, the Seller Parties are not parties to any partnership or joint venture agreements, license agreements, service contracts, commission and consulting agreements, suretyship contracts, reimbursement agreements, sales agency agreements or distribution agreements, in each such case relating to the Diagnostics Business or the Purchased Property, or any contracts or commitments limiting or restraining the Seller Parties with respect to the Diagnostics Business from engaging or competing in any lines of business or with any Person, or any documents granting the power of attorney with respect to the conduct of the Diagnostics Business, or any options to purchase any assets or property rights of the Diagnostics Business.

      Section 5.18. Prepaid Expenses. Schedule 5.18 sets forth a true and complete listing of the prepaid expenses of the Diagnostics Business as of September 30, 1999.

      Section 5.19. Inventories. Schedule 5.19 sets forth a true and complete listing as of September 30, 1999 of the categories of Inventory of the Diagnostics Business (the "INVENTORY SCHEDULE"). Such inventories as are reflected on the Inventory Schedule are of a type, quality and quantity merchantable (as to finished goods) and useable (as to raw material and supply) in the ordinary course of the conduct of the Diagnostics Business.

      Section 5.20 Cell Lines; Biological Materials. The Cell Lines, taken as a whole, are biologically active and provide the source material necessary to generate the biological materials included in the Diagnostics Products. A list and description of each of the Cell Lines is attached hereto as Schedule 5.20 and made a part hereof. Such Cell Lines have been properly maintained by the Seller Parties so as to retain their viability, minimize deterioration and avoid contamination, and the Seller Parties have established and maintained duplicate-back-up stocks of the most significant of such Cell Lines (from the point of view of volume of sales of the Diagnostics Products they generate) to enable the Diagnostics Business to continue as presently conducted in the event of the expiration or contamination of the primary stocks of such Cell Lines. The Seller Parties have (i) manufactured or prepared the other biological materials included in the Inventory in accordance with what, to the Knowledge of the Seller Parties, constitute good standards generally utilized by its competitors in the research reagent industry, (ii) maintained accurate quality control records by production lot of all such biological materials, and (iii) have maintained such materials in a manner reasonably designed to preserve their viability and to avoid contamination and deterioration.

      Section 5.21. Employee Plans.

                  (a) Except as set forth on Schedule 5.21, neither of the Seller Parties nor any Affiliate of the Seller Parties maintains, contributes to, or is a party to, any "employee benefit plan," as defined in Section 3(3) of ERISA, or any other written, unwritten, formal or informal plan or agreement involving direct or indirect compensation other than workers compensation, unemployment compensation and other government programs, under which the Seller Parties or any Affiliate thereof has any present or future obligation or liability with respect to the current employees of the Diagnostics Business ("OSIP PLANS").

                  (b) Each OSIP Plan has been maintained in substantial compliance with its terms and the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to it. The OSIP Savings Plan is qualified and tax-exempt under Sections 401(a) and 501(a) of the Code, respectively, and meets the requirements of a "qualified cash or deferred arrangement" under Section 401(k) of the Code.

                  (c) The Seller Parties have or have caused to be provided, or will have caused to be provided, to current and former employees of the Diagnostics Business entitled thereto all required notices within the applicable time period and coverage pursuant to COBRA with respect to any "qualifying event" (as defined in COBRA) occurring prior to and including the Closing Date.

                  (d) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the OSIP Plans have been made by the due date thereof (including any valid extension), and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued on or prior to the Closing Date.

                  (e) True, correct and complete copies of the OSIP Plans, and related trust documents and summary plan descriptions, have been delivered to the Purchaser by the Seller Parties, to the extent requested by the Purchaser. Additionally, the Seller Parties have delivered to the Purchaser descriptions of each of the OSIP Plans in a form and with a level of detail reasonably satisfactory to the Purchaser.

                  (f) There are no pending actions, claims or lawsuits which have been asserted or instituted against any party regarding the OSIP Plans or, to the Knowledge of the Seller Parties, against any fiduciary of such plans with respect to their operation (other than routine benefit claims), and there are no other circumstances regarding any of the OSIP Plans, which could result in any liability to the Purchaser, or any lien on the Purchased Property, on or after the Closing Date.

      Section 5.22. Compensation. The Seller Parties have previously delivered to the Purchaser a schedule setting forth the current base salary of each of the employees of the Diagnostics Business listed on Schedule 9.1 as well as the aggregate bonus paid to each such employee in respect of the most recently completed bonus measuring period for such employee. Except for the OSIP Plans, the Seller Parties have not, by reason of past practices with respect to such employees, established any rights on the part of such employees to additional compensation with respect to any period after the Closing Date.

      Section 5.23. Customers, Suppliers and Distributors. Schedule 5.23 sets forth a complete and correct list of (a) all customers whose purchases exceeded 5% of the aggregate net sales of the Diagnostics Business since January 1, 1999, setting forth with respect to each such customer the aggregate volume of purchases made during such period; (b) all material suppliers from whom the Diagnostics Business purchased its raw materials and supplies since January 1, 1999; (c) all distributors of any Diagnostics Products; and (d) all sales agents or representatives of the Diagnostics Business or of the Seller Parties with respect to the Diagnostics Business. Except as set forth in Schedule 5.23, none of such customers, suppliers, distributors or representatives has or, to the Knowledge of the Seller Parties, intends to terminate or change significantly its relationship with the Diagnostics Business.

      Section 5.24. Insurance. The Diagnostics Business, the Premises and the Purchased Property are covered by the Seller Parties' comprehensive blanket insurance policies. The Seller Parties will continue all of such policies of insurance in full force and effect through the Closing Date. To the Knowledge of Seller Parties, neither of the Seller Parties have been refused any insurance by any insurance carrier to which it has applied for insurance with respect to the Premises, the Purchased Property or the Diagnostics Business at any time since January 1, 1999.

      Section 5.25. Labor Matters; Employment Agreements. Neither of the Seller Parties is a party to any union or collective bargaining agreements covering any of the employees of the Diagnostics Business (the "DIAGNOSTICS EMPLOYEES") nor, to the Knowledge of the Seller Parties, is either of the workforces of the Seller Parties engaged in any activities or proceedings of any labor union to organize any Diagnostics Employees nor, except as set forth on Schedule 5.25, does either of the Seller Parties have any employment agreements with any of the Diagnostics Employees which are not terminable at will without cost or expense at the election of the Seller Parties. The Seller Parties are in compliance in all material respects with all applicable laws relating to employment and employment practices, wages, hours, and terms and conditions of employment in each case relating to the Diagnostics Business, and there are no charges with respect to or relating to the Diagnostics Business pending before the Equal

Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices.

      Section 5.26. Products Liability. There is no notice, demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or, to the Knowledge of the Seller Parties, investigation, of a civil, criminal or administrative nature before any court or governmental or other regulatory or administrative agency, commission or authority, domestic or foreign, against or involving any Diagnostic Product or any Transprobe Product distributed by or on behalf of the Diagnostics Business, or class of claims or lawsuits involving any Diagnostic Product or any Transprobe Product which is pending or, to the Knowledge of the Seller Parties, threatened, resulting from an alleged defect in design, manufacture, materials or workmanship of any such Diagnostics Product or any Transprobe Product, or any alleged failure to warn, or resulting from any breach of implied warranties or representations (collectively, "PRODUCT LIABILITY LAWSUITS"); and (ii) there has not been any Occurrence. For purposes of this Section 5.26, the term "OCCURRENCE" shall mean any accident or event which takes place at any time which is caused or allegedly caused by any alleged hazard or alleged defect in manufacture, design, materials or workmanship, including without limitation any alleged failure to warn or any breach of express or implied warranties or representations with respect to, or any such accident, happening or event otherwise involving any Diagnostic Product or any Transprobe Product that is likely to result in a claim or loss.

      Section 5.27. Environmental Matters and Employee Health and Safety
Matters.

                  (a) Except as set forth in Schedule 5.27, (i) the Seller Parties and the Diagnostics Business are in material compliance with all Environmental Laws (as defined below); (ii) the Seller Parties and the Diagnostics Business have obtained all applicable Environmental Permits (as defined below); (iii) all such permits are in full force and effect; (iv) the Seller Parties and the Diagnostics Business are in material compliance with all Environmental Permits. As used herein, "ENVIRONMENTAL LAWS" shall mean all applicable federal, state, and local laws, ordinances, rules, regulations, judgments, orders, or decrees relating to the protection or regulation of human health, safety, or the environment, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA") (42 U.S.C. Sections 9601 et Seq.), the Resource Conservation and Recovery Act ("RCRA") (42 U.S.C. Sections 6901 Et seq.), the Clean Water Act (33 U.S.C. Sections 1251 et seq.), the Atomic Energy
Act (42 U.S.C. Section 2201 et seq.), and similar state and local laWS. "ENVIRONMENTAL PERMITS" shall mean all applicable licenses and permits or other approvals required under applicable Environmental Law in connection with the ownership, operation, and/or use of the Diagnostics Business.

                  (b) To the Knowledge of the Seller Parties, neither of the Seller Parties in the operation of the Diagnostics Business, the manufacture and sale of the Transprobe Products or with respect to the Premises has violated, done or suffered to exist any act or condition which could reasonably be expected to give rise to liability under any Environmental Law that would materially affect the operations of the Diagnostics Business.

                  (c) Except as set forth in Schedule 5.27, (i) there is no pending or, to the Knowledge of the Seller Parties, threatened claim, litigation, or administrative proceeding, or known prior claim, litigation or administrative proceeding arising under any Environmental Law involving the Diagnostics Business or any property formerly owned, leased, operated or occupied by the Diagnostics Business; (ii) there are no ongoing negotiations with or agreements with any governmental authority relating to any Remedial Action (as defined in CERCLA Section 101(24), 42 U.S.C. Section 9601(24)) or other environmentally-related claim involving the Diagnostics Business; and
(iii) neither the Seller Parties nor the Diagnostics Business have received any request for information from any governmental or private entity with respect to any liability or alleged liability under any Environmental Law related to the Diagnostics Business.

                  (d) Except as set forth in Schedule 5.27, to the Knowledge of the Seller Parties, the Premises (i) have never been used for the treatment or disposal of hazardous materials, hazardous substances or hazardous waste (as those terms are defined under any Environmental Law) nor as a landfill or other waste disposal site; and (ii) is not now nor ever has been subject to investigation by any governmental authority evaluating the need to undertake any environmental remedial action.

                  (e) Except as set forth on Schedule 5.27, to the Knowledge of the Seller Parties, (i) there are and never have been any underground storage tanks present on the Premises; (ii) there is no asbestos present on the Premises; and (iii) there are no polychlorinated biphenyls present on the Premises.

                  (f) To the Knowledge of the Seller Parties, neither of the Seller Parties in their operation of the Diagnostics Business or with respect to the Premises has disposed of any hazardous wastes (as defined under any Environmental Law) at any location which is currently identified or proposed for inclusion on (A) the National Priorities List, 40 CFR Part 300 Appendix B, (B) the Comprehensive Environmental Response, Compensation and Liability Inventory List, or (C) any analogous state list.

                  (g) The Seller Parties have provided to the Purchaser copies of all environmental reports or investigations regarding the Premises in the control or possession of Seller Parties.

      Section 5.28. Oral Collaboration Arrangements. The Seller Parties have described the nature of certain oral arrangements currently in effect with certain third parties on Schedule 5.28 (the "THIRD PARTY COLLABORATORS").

      Section 5.29. Year 2000 Compliance. Except as otherwise disclosed on
Schedule 5.29: (a) the Management Systems and Production Systems used by the Seller Parties in the conduct of the Diagnostics Business at the Premises are Year 2000 Compliant; and (b) to the Knowledge of the Seller Parties, no Person with whom either of the Seller Parties does business in the context of the Diagnostics Business has notified any Seller Party that it will not be Year 2000 Compliant on or before December 31, 1999. As used in this Section, the following terms have the following meanings:

            "MANAGEMENT SYSTEMS" shall mean all computer hardware (including integrated circuit/chip and firmware) and software applications that a Person uses for managing and operating its business, including without limitation functions such as accounting and billing, inventory tracking and maintenance and vendor and supplier sourcing.

            "PRODUCTION SYSTEMS" shall mean all computer hardware (including integrated circuit/chip and firmware) and software applications, and all automated or electronic equipment, controls and other systems used by a Person in its production process, from the point of input of raw material to final products offered for sale to customers.

            "YEAR 2000 COMPLIANT" means that all Management Systems and Production Systems shall properly and correctly:

            (a) handle date information before, during, and after midnight, December 31, 1999, including but not limited to accepting date input and performing calculations and comparisons on dates or portions of dates (date interruption and manipulation must be correct for all valid dates within the application domain);

            (b) function accurately and without interruption before, during and after January 1, 2000, without change in operations associated with the advent of the new century or other date related events;

            (c) respond to two-digit year date input in a way that resolves ambiguity as to the century in a disclosed, defined and predetermined manner (Interfacing software must make the same century assumptions when processing two-digit years);

            (d) process 2000 as a leap year;

            (e) process any date with a year specified as "99" or "00", regardless of other subjective meanings attached to these values; and

            (f) reset to correct current date in the event of a power interruption.

      Section 5.30. Accuracy of Information. None of the Seller Parties' representations, warranties or statements contained in this Agreement, or in the schedules or exhibits hereto, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make any of such representations, warranties or statements in light of the circumstances under which they were made not misleading.

Section 6.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

      The Purchaser hereby represents and warrants to the Seller Parties as follows:

      Section 6.1. Corporate Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana, and the Purchaser has all requisite corporate power and authority to own its respective properties and assets and to conduct its respective businesses as now conducted.

      Section 6.2. Qualification to Do Business. The Purchaser is duly qualified to do business as a foreign corporation in and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify would not reasonably be expected to have a material adverse effect. On or prior to the Closing Date, the Purchaser will be qualified to do business in the Commonwealth of Massachusetts.

      Section 6.3. Authorization and Validity of Agreement. The Purchaser has all requisite corporate power and authority to enter into this Agreement and to carry out its respective obligations hereunder. The execution and delivery of this Agreement and the performance of the obligations of the Purchaser hereunder have been duly authorized by all necessary corporate action by its Board of Directors, and no other corporate proceedings on the part of the Purchaser are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by the Purchaser and constitutes its valid and binding obligation, enforceable against it in accordance with its terms subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditor's rights generally and to the effect of general principles of equity, whether considered in a proceeding at law or in equity.

      Section 6.4. No Conflict or Violation. The execution, delivery and performance the Purchaser of this Agreement does not and will not violate or conflict with any provision of its Articles of Incorporation or By-laws and does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate nor will result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Purchaser is a party or by which it is bound or to which its properties or assets is subject.

      Section 6.5. Consents and Approvals. The execution, delivery and performance of this Agreement on behalf of the Purchaser does not require the consent or approval of, or filing with, any government, governmental body or agency or other entity or person except: (i) as may be required to transfer any Licenses and Permits; and (ii) as may be required in connection with the assignment and assumption of the Assumed Contracts.

Section 7.  COVENANTS OF THE SELLER PARTIES.

      Section 7.1. Conduct of Business Before the Closing Date.

            (a) Without the prior written consent of the Purchaser, between the date hereof and the Closing Date, the Seller Parties shall not, except as required or expressly permitted pursuant to the terms hereof:

                  (i) make any material change in the conduct of the Diagnostics Business or enter into any transaction with respect to the Diagnostic Business other than in the ordinary course of business consistent with past practices;

                  (ii) make any sale, assignment, lease, license, transfer, abandonment or other conveyance of the Purchased Property or any part thereof, except transactions pursuant to the Assumed Contracts hereto and dispositions of Inventory or of worn-out or obsolete equipment for fair or reasonable value in the ordinary course of business consistent with past practice;

                  (iii) subject any of the Purchased Property, or any part thereof, to any Lien or suffer such to exist other than (a) Permitted Encumbrances, (b) Liens that will be released at or prior to the Closing Date,
(c) Liens as may arise in the ordinary course of business consistent with past practice, and (d) Liens created by operation of law;

                  (iv) acquire any assets, raw materials or properties related to the Diagnostics Business, or enter into any other transaction related to the Diagnostics Business, other than in the ordinary course of business consistent with past practice;

                  (v) enter into any new (or amend any existing) employee benefit plan, program or arrangement affecting the Diagnostics Employees or any new (or amend any existing) employment, severance or consulting agreement relating to any Diagnostics Employee, grant any general increase in the compensation of any Diagnostics Employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any Diagnostics Employee, except in accordance with pre-existing contractual provisions or consistent with past practice;

                  (vi) make capital expenditures related to the Diagnostics Business in excess of $5,000 in respect of the remainder of calendar year 1999;

                  (vii) fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained in respect of the Diagnostics Business;

                  (viii) knowingly take any other action that would cause any of the representations and warranties made by the Seller Parties in this Agreement not to remain true and correct in any material respect;

                  (ix) settle, release or forgive any material claim or litigation or waive any material right thereto;

                  (x) make, enter into, modify, amend in any material respect or terminate any Assumed Contract where such contract is (A) a contract entailing payments in excess of $5,000 (B) a contract having a term in excess of twelve months or (C) a contract pertaining to the distribution of any Diagnostics Products; or

                  (xi) commit to do any of the foregoing.

            (b) Unless consented to in writing by the Purchaser, from and after the date hereof and until the Closing Date, the Seller Parties shall:

                  (i) continue to maintain, in all material respects, the Purchased Property in accordance with present practice in a condition reasonably suitable for its current use, ordinary wear and tear excepted;

                  (ii) file, when due or required, national, state, foreign and other tax returns and other reports required to be filed and pay when due all material taxes, assessments, fees and other charges lawfully levied or assessed against them, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted;

                  (iii) continue to conduct the Diagnostics Business in the ordinary course consistent with past practice;

                  (iv) keep their books of account, Files and Records in the ordinary course and in accordance with existing practice except for any modifications necessary in connection with this transaction; and

                  (v) continue to maintain existing business relationships with suppliers and customers.

            (c) The Seller shall make commercially reasonable efforts to modify the Domain Name registrations to reflect the contacts and domain servers as specified by the Purchaser.

      Section 7.2. Consents and Approvals. The Seller Parties (a) shall use commercially reasonable efforts to obtain all necessary consents, waivers, authorizations and approvals of all governmental and regulatory authorities, domestic and foreign, and of all other persons, firms or corporations required in connection with the execution, delivery and performance by it of this Agreement, including without limitation all required consents, waivers, authorizations and approvals of the other parties to the agreements listed on
Schedule 13.3, and (b) shall diligently assist and cooperate with the Purchaser in preparing and filing all documents required to be submitted by the Purchaser to any governmental or regulatory authority, domestic or foreign, in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals (including without limitation licenses and permits for the Purchaser comparable to the Licenses and Permits) which may be required to be obtained by the Purchaser in connection with such transactions (which assistance and cooperation shall include, without limitation, timely furnishing to the Purchaser all information concerning the Seller Parties that counsel to the Purchaser determines is required to be included in such documents or would be helpful in obtaining any such required consent, waiver, authorization or approval).

      Section 7.3. Notice of Breach. Through the Closing Date, the Seller Parties shall promptly give the Purchaser written notice of any matter that may constitute a breach of any representation, warranty, agreement or covenant contained in this Agreement.

      Section 7.4. Access to Properties and Records. The Seller Parties shall afford to the Purchaser, and to the accountants, counsel and representatives of the Purchaser, reasonable access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement pursuant to Section 14) to all properties, books, contracts, commitments and Files and Records of the Seller Parties relating to the Diagnostics Business and, during such period, shall furnish promptly to the Purchaser all other information concerning the Diagnostics Business, properties and personnel as the Purchaser may reasonably request, provided that no investigation or receipt of information pursuant to this Section 7.4 shall qualify any representation or warranty of the Seller Parties or the conditions to the obligations of the Purchaser. The Seller Parties shall also afford the Purchaser reasonable access to the Diagnostics Business, all operations of the Diagnostics Business and to all Purchased Property throughout the period prior to the Closing Date.

      Section 7.5. Negotiations.

            (a) From and after the date hereof until the Closing Date or the earlier termination of this Agreement pursuant to Section 14 hereto, neither the Seller Parties, nor any of their officers or directors nor anyone acting on behalf of the Seller Parties (including, without limitation, any attorney, accountant, investment banker or financial advisor acting on behalf of any Seller Party) shall, directly or indirectly, encourage, solicit, engage in discussions or negotiations with, or provide any information to, any person, firm, or other entity or group (other than the Purchaser or its representatives) concerning (i) the sale of all or any portion of the assets of the Diagnostics Business or any similar transaction involving the Seller Parties or the Diagnostics Business or (ii) any other transaction inconsistent with the transactions contemplated hereby.

      Section 7.6. Commercially Reasonable Efforts. Upon the terms and subject to the conditions of this Agreement, the Seller Parties will use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

Section 7.7. Restrictive Covenants.

            (a) **

            (b) **

            (c) Covenants Independent. The covenants contained in this Section
7.7 shall be construed and enforced independently of each other and independently of any other provision of this Agreement or any other understanding or agreement between the parties, and the existence of any claim or cause of action of the Seller Parties against the Purchaser, of whatever nature, shall not constitute a defense to the enforcement of the covenants contained herein against the Seller Parties or their Affiliates.

            (d) Severability. Any provision of this Section 7.7 which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

      Section 7.8. Preparation of Financial Statements. The Seller Parties shall engage KPMG Peat Marwick to perform the procedures set forth in Schedule 7.8 hereto with respect to a pro forma statement of revenue and expenses of the Diagnostics Business for the one-year fiscal period ended September 30, 1999.

      Section 7.9. Accounts Payable. The Seller Parties shall promptly pay and discharge in accordance with their respective due dates all accounts payable of the Seller Parties arising from the acquisition of products or services used by the Seller Parties in the conduct of the Diagnostics Business prior to the Closing Date.

      Section 7.10. Notices of Certain Events. The Seller Parties shall promptly notify the Purchaser of:

            (a) any written communication of which either or both of the Seller Parties has Knowledge from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

            (b) any written communication of which either or both of the Seller Parties has Knowledge from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement that would materially affect the ability of either or both of the Seller Parties to consummate the transactions contemplated hereby or that would reasonably be expected to have a Material Adverse Effect on either party or the Diagnostics Business; or

---------------------

** This portion has been redacted pursuant to a request for confidential treatment.

            (c) any actions, suits, charges, complaints, claims, investigations or proceedings commenced or, to the Knowledge of the Seller Parties, threatened to restrain, prohibit or otherwise challenge the legality of any transactions contemplated by this Agreement.

      Section 7.11. Confidentiality.

            (a) As used in this Section the "CONFIDENTIAL INFORMATION" of a party shall mean all information concerning or related to the business, operations, financial condition or prospects of such party or any of its Affiliates, regardless of the form in which such information appears and whether or not such information has been reduced to a tangible form, and shall specifically include (i) all information regarding the officers, directors, employees, equity holders, customers, suppliers, distributors, sales representatives and licensees of such party and its Affiliates, in each case whether present or prospective, (ii) all inventions, discoveries, trade secrets, processes, techniques, methods, formulae, ideas and know-how of such party and its Affiliates and (iii) all financial statements, audit reports, budgets and business plans or forecasts of such party and its Affiliates; provided, that the Confidential Information of a party shall not include (A) information which is or becomes generally known to the public through no act or omission of the other party and (B) information which has been or hereafter is lawfully obtained by the other party from a source other than the party to whom such Confidential Information belongs (or any of its Affiliates or their respective officers, directors, employees, equity holders or agents) so long as, in the case of information obtained from a third party, such third party was or is not, directly or indirectly, subject to an obligation of confidentiality owed to the party to whom such Confidential Information belongs or any of its Affiliates at the time such Confidential Information was or is disclosed to the other party.

            (b) Except as otherwise permitted by subsection (c) below, each party agrees that it will not, without the prior written consent of the other party, disclose or use for its own benefit any Confidential Information of the other party.

            (c) Notwithstanding subsection (b) above, each of the parties shall be permitted to:

                  (i) disclose Confidential Information of the other party to its officers, directors, employees, equity holders, lenders, agents and Affiliates, but only to the extent reasonably necessary in order for such party to perform its obligations and exercise its rights and remedies under this Agreement, and such party shall take all such action as shall be necessary or desirable in order to ensure that each of such Persons maintains the confidentiality of any Confidential Information that is so disclosed;

                  (ii) make additional disclosures of or use for its own benefit Confidential Information of the other party, but only if and to the extent that such disclosures or use are specifically contemplated by this Agreement; and

                  (iii) disclose Confidential Information of the other party to the extent, but only to the extent, required by applicable law; provided, that prior to making any disclosure pursuant to this subparagraph, the disclosing party shall notify the affected party of the same, and the affected party shall have the right to participate with the disclosing party in determining the amount and type of Confidential Information of the affected party, if any, which must be disclosed in order to comply with applicable law.

            (d) OSIP agrees to exercise commercially reasonable efforts to seek confidential treatment of the contents of this Agreement and all Ancillary Agreements in periodic and other reports filed by OSIP with the U.S. Securities and Exchange Commission ("SEC") and to consult with Purchaser regarding the content of any such disclosure prior to any such filing. Purchaser shall promptly consult with and respond to OSIP's requests for consultation under this Section and shall promptly grant or withhold its approval of any request by OSIP to disclose any Confidential Information in its periodic or other reports.

            (e) In the event that this Agreement is terminated at any time pursuant to Section 14.1 hereof, the Confidentiality Agreement among Seller and Buyer dated June 14, 1999 shall continue in full force and effect for the term specified therein. In the event this Agreement is consummated pursuant to Sections 12 and 13 hereof at any time, such Confidentiality Agreement shall be deemed terminated and of no further force and effect, and the provisions of this
Section 7.11 shall govern the confidentiality obligations of the parties hereto from and after the Closing.

      Section 7.12. Disposal of Inventory. Prior to the Closing Date, the Seller Parties shall remove all Transprobe Products from the Premises and shall lawfully dispose of all unmerchantable or stale Inventory.

      Section 7.13. Change of Name. Promptly following the Closing, OSDI shall file such documents as are required by the State of Delaware, Commonwealth of Massachusetts and any jurisdiction where OSDI has qualified to do business to effect the change of OSDI's name from "Oncogene Science Diagnostics, Inc." to "OSDI, Inc.".

      Section 7.14. Information and Data Related to Intellectual Property. After the Effective Date, OSIP hereby agrees (i) to provide the Purchaser and its representatives with reasonable access during normal business hours to any information and data relating to the Intellectual Property that is located at OSIP's facilities in Uniondale, New York as the Purchaser may reasonably request upon prior notice to OSIP, (ii) not to dispose of or to destroy any such information and/or data, and (iii) to permit the Purchaser to make copies of such information and/or data at the Purchaser's expense.

Section 8. COVENANTS OF THE PURCHASER.

      Section 8.1. Actions Before Closing Date. The Purchaser shall not take any action which shall cause it to be in breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

      Section 8.2. Consents and Approvals. The Purchaser shall use reasonable commercial efforts to obtain all consents and approvals of third parties, if any, required to be obtained by the Purchaser to effect the transactions contemplated by this Agreement.

      Section 8.3. Reasonable Efforts. Upon the terms and subject to the conditions of this Agreement, the Purchaser will use reasonable commercial efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

      Section 8.4. Notices of Certain Events. The Purchaser shall promptly notify the Seller Parties of:

            (a) any written communication of which the Purchaser has knowledge from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

            (b) any written communication of which the Purchaser has knowledge from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement that would materially affect the ability of the Purchaser to consummate the transactions contemplated hereby or that would reasonably be expected to have a material adverse effect on the Diagnostics Business; or

            (c) any actions, suits, charges, complaints, claims, investigations or proceedings commenced or, to Purchaser's knowledge, threatened to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

      Section 8.5. Investigation. The Purchaser acknowledges and agrees that, subject to the terms and conditions herein provided, it (a) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Seller Parties and the Diagnostics Business; and (b) has been furnished with or given adequate access to such information about the Diagnostics Business as it has requested.

Section 9. EMPLOYEES AND EMPLOYEE PLANS.

      Section 9.1. Offer of Employment. The Purchaser shall offer employment to those employees of the Diagnostics Business as are listed on Schedule 9.1, effective as of the Closing at their respective current base salary levels. Those employees who accept such offers of employment are referred to herein as the "TRANSFERRED EMPLOYEES." The Transferred Employees shall be employed under terms and conditions determined in the sole discretion of the Purchaser, and the Purchaser shall not be obligated to provide any particular type or level of compensation or benefits to such persons, other than as specifically required hereunder. The Purchaser shall not be responsible for any compensation, benefits or other liabilities attributable to (i) the Transferred Employees, to the extent arising under any OSIP Plan or otherwise prior to or as of the Closing, or (ii) any other employee of the Diagnostics Business, irrespective of when or under what circumstances arising.

      Section 9.2. OSIP Savings Plan. OSIP shall cause each Transferred Employee's "Matching Contribution Account" under the OSIP Savings Plan to become fully vested and nonforfeitable as of the Closing Date. OSIP shall take any actions necessary to allow lump sum distributions to be made to the Transferred Employees from the OSIP Savings Plan in accordance with Section 401(k)(10) of the Code on account of the purchase of the Diagnostics Business by the Purchaser. The Transferred Employees shall be allowed to elect such distributions during the period beginning no later than the close of the calendar quarter which follows, or begins on, the Closing Date, and ending on the latest date allowed under Section 401(k)(10) of the Code.

      Section 9.3. Accrued Vacation and Bonuses. At the Closing, the Seller Parties shall pay to the Purchaser, via an adjustment to the Purchase Price as provided in Section 3.3:

            (a) all accrued but unused vacation days earned prior to the Closing Date by the Transferred Employees, and;

            (b) the pro rata portion of unpaid annual bonuses earned by the Transferred Employees prior to the Closing Date (based upon historical bonus payments made to such individuals or to persons in similar positions), which amounts shall be paid by Purchaser to any such Transferred Employee on or before December 31, 1999; provided however, that this Section 9.3(b) shall not apply in respect of ** .

      In consideration thereof, Purchaser shall assume, as of the Closing, the Seller Parties' obligations with respect to such accrued but unused vacation days and such earned and unpaid bonuses.

      Section 9.4. Post-Retirement Non-Pension Liabilities.

            (a) Retained Liabilities. The Seller Parties will retain liability for and will pay post-retirement medical and life insurance benefits to those Transferred Employees who satisfy the age and service requirements for such benefits under the Seller Parties' plan as of the Closing Date.

            (b) Payment for other Liabilities. At the Closing, the Seller Parties shall pay to Purchaser, via an adjustment to the Purchase Price as provided in Section 3.3, an amount equal to $160,000, representing the Seller Parties' accrued liability as of the Closing Date for all other Transferred Employees' post-retirement medical and life insurance benefits.

---------------------

** This portion has been redacted pursuant to a request for confidential treatment.

Section 10. BULK SALES LAW.

      The Purchaser hereby waives compliance by the Seller Parties with the provisions of any so-called bulk transfer law of any jurisdiction in connection with the transactions contemplated hereby or under Massachusetts General Laws 62(c), Section 152. The Seller Parties hereby agree to indemnify and hold harmless the Purchaser from and against any and all liabilities, losses, damages, costs and expenses, including reasonable counsel fees, incurred or sustained by the Purchaser due to such non-compliance.

Section 11. INDEMNIFICATION.

      Section 11.1. Indemnification by the Seller Parties. The Seller Parties shall jointly and severally indemnify and defend, save and hold the Purchaser, any Affiliate of the Purchaser and their respective directors, officers and employees (the "PURCHASER INDEMNITEES"), harmless from and against any claim, damage, liability, loss, judgment, cost, expense (including all reasonable attorneys' fees and court costs), deficiency, interest, penalty, impositions, assessments or fines (collectively, "LOSSES") arising out of or resulting from:

            (a) the breach of any representation or warranty made by either of the Seller Parties in this Agreement or in any of the Ancillary Agreements;

            (b) any failure of the Seller Parties duly to perform or observe any term, provision, covenant, agreement or condition on the part of the Seller Parties to be performed or observed hereunder or under any of the Ancillary Agreements;

            (c) the Excluded Liabilities or any failure of the Seller Parties to pay and discharge when due any Excluded Liabilities, or any claim or cause of action by any party against any Purchaser Indemnitee, with respect to the Excluded Liabilities;

            (d) any liability under any Environmental Law or under common law for the Release (as defined in CERCLA 5 101(22), 42 U.S.C. Section 9601(22)) or threat of Release or for exposure or potential exposure to hazardous or toxic substances, arising from events occurring prior to the Closing Date;

            (e) any failure of the Seller Parties' Management Systems to properly function on or after January 1, 2000 in any manner which materially impairs the Purchaser's ability to meet its obligations to third parties; or

            (f) the failure of Calbiochem-Novabiochem Corporation ("CNC") to vacate the leased premises by January 7, 1999 under that certain Sublease dated as of August 2, 1995 between CNC and OSIP, as amended by Amendment of Sublease dated as of March 31, 1999, which expired on October 31, 1999, and is being carried over on a day to day basis pursuant to such amendment, and any damages to such leased premises caused by CNC and/or related to its vacation of the leased premises.

      Section 11.2. Indemnification by the Purchaser. The Purchaser shall indemnify and agree to fully defend, save and hold the Seller Parties, any Affiliate of the Seller Parties, and their respective directors, officers and employees (the "SELLER PARTIES INDEMNITEES"), harmless from and against any Losses arising out of or resulting from:

            (a) the breach of any representation or warranty made by the Purchaser in this Agreement or in any of the Ancillary Agreements;

            (b) any failure of the Purchaser duly to perform or observe any term, provision, covenant, agreement or condition on the part of the Purchaser to be performed or observed hereunder or under any of the Ancillary Agreements;

            (c) the Assumed Liabilities; or

            (d) the operation of the Diagnostics Business or the use or ownership of the Purchased Property following the Closing Date, but only in respect of circumstances or conditions arising after the Closing Date.

      Section 11.3. Conduct of Proceedings.

            (a) In the event that any person or entity not a party to this Agreement (including a governmental authority) shall levy an assessment or commence or file or threaten to commence or file any lawsuit or proceeding, which pending or threatened lawsuit or proceeding or assessment may result in any Losses subject to indemnification under this Agreement (collectively, the "PROCEEDINGS"), then the indemnified party (the "INDEMNIFIED PARTY") shall provide written notice of such Proceeding to the indemnifying party (the "INDEMNIFYING PARTY") as soon as is reasonably practicable but in any event within thirty (30) days after discovery or receipt of such Proceeding (provided, however, that failure to notify within such time period shall not rescind or revoke the Indemnifying Party's obligation to indemnify but shall only reduce the amount of the indemnification to the extent that the Indemnifying Party is damaged by such delay).

            (b) The Indemnifying Party shall have the option, at its own cost and expense (which cost and expense shall not be credited against or recoverable from the Deferred Payment and shall have no impact or effect whatsoever upon the maximum indemnity amounts provided in Section 11.4), to participate in or assume control of the defense of such Proceedings (including, without limitation, monitoring and conducting all discussions and negotiations with any insurance carrier) by retaining counsel for and reasonably acceptable to the Indemnified Party to defend the same. If the Indemnifying Party elects to assume control of the defense of any such Proceedings, the Indemnifying Party shall give prompt written notice to the Indemnified Party of such election and the Indemnified Party shall have the right to participate in the defense of such assessment or such pending or threatened Proceeding or proceeding at its own expense.

            (c) If the Indemnifying Party does not, within thirty (30) days of its receipt of the written notice specified in subsection (b) above, notify the Indemnified Party that it will assume control or otherwise participate in the defense of any such Proceeding or thereafter ceases so to do, the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such claim.

            (d) In the event that the defense is tendered to the Indemnifying Party and the Indemnifying Party assumes control of the defense, the Indemnified Party shall cooperate and assist the Indemnifying Party in defending any such Proceeding.

            (e) (i) If the Indemnifying Party receives a monetary settlement offer (the terms of which provide only for a monetary settlement in exchange for a complete release and dismissal with prejudice of any Proceeding) that such party desires to accept, it shall request the Indemnified Party's consent. If the Indemnified Party has failed to consent to such settlement within thirty
(30) days of its receipt of the settlement offer (or such shorter period as is provided in the settlement offer), the Indemnifying Party shall have the right to pay the amount of settlement to the Indemnified Party, in which event the Indemnifying Party shall be relieved of any further liability or obligation arising out of such claim and the Indemnified Party shall be entitled to proceed with the defense of such claim.

                  (ii) If the Indemnifying Party receives a settlement offer, the terms of which provide for performance or compliance other than or in addition to a monetary payment in exchange for a complete release and dismissal with prejudice as referenced above, such settlement shall only be accepted with the Indemnified Party's consent.

            (f) In effecting the settlement of any Proceeding, each party shall at all times act in good faith and shall consult with the other. In addition, each party shall take and shall cause its Affiliates to take all reasonable steps to mitigate their Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses.

      Section 11.4. Limitations.

            (a) No claim for indemnification may be made pursuant to this
Section 11 with respect to any item of Loss unless such item (or series of similar items) exceeds $5,000 (each such claim being herein referred to as a "CLAIM"), nor shall any such item (or series of similar items) which is less than $5,000 be applied to or considered a part of the Minimum Loss (as hereinafter defined). An aggrieved party ("AGGRIEVED PARTY") shall not be entitled to recover any Losses pursuant to Sections 11.1 and 11.2 until the aggregate amount of Claims suffered by the Aggrieved Party shall exceed $50,000 (the "MINIMUM LOSS "), at which time the indemnification provided under this
Section 11 shall apply only to Losses in excess of the Minimum Loss and only until the amounts paid in respect of such Claims aggregate $7,500,000, provided that the limitations provided for in this Section 11.4(a) shall not be applicable to any of the Seller Parties' obligations under Sections 11.1(d) or 11.1(f) or those Losses described in subsection (b) below. For the purposes of computing such individual or aggregate amounts of Losses, the amount of each Loss shall be deemed to be an amount (i) net of any Tax benefit to the Aggrieved Party or any Affiliate thereof and (ii) net of any insurance proceeds and any indemnity, contribution or other similar payment recoverable by the Aggrieved Party or any of its Affiliates from any third party with respect thereto.

            (b) No Claim for indemnification in the case of Losses resulting from a breach of the representations and warranties under Section 5.29 or the operation of Section 11.1(e) shall be subject to the Minimum Loss provisions of subsection (a) above, and the aggregate amounts paid by Seller Parties in respect of Claims for indemnification provided under this Section 11 for such Losses shall not exceed $500,000 in the aggregate.

      Section 11.5. Environmental Liability After Closing. As to any liability under any Environmental Law or common law for the Release (as defined in CERCLA
Section 101(22), 42 U.S.C. Section 9601(22)) or threat of release or for exposure or potential exposure to hazardous substances, hazardous materials, or hazardous wastes (as defined in any Environmental Law) arising from events occurring after the Closing Date, the parties agree as follows:

            (a) The party whose act or omission caused, or which controlled the instrumentality giving rise to such liability shall defend, indemnify, and hold harmless the other party for such liability;

            (b) In the event the parties do not agree which party is liable pursuant to subsection (a), the parties shall resolve the dispute in accordance with the provisions of Section 15.2; and

            (c) In the event a Response Action (as defined in CERCLA Section 101(25), 42 U.S.C. Section 9601(25)) is necessary as a result of such liability, the Response Action selected shall be the most cost-effective response action which complies with applicable laws, regulations, or orders, and which interferes with the use of the Premises to the least extent practicable. If the parties do not agree on the appropriate Response Action, then the parties shall resolve the dispute in accordance with subsection (b).

Section 12. CONDITIONS PRECEDENT TO PERFORMANCE BY THE SELLER.

      The obligations of the Seller Parties to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Seller Parties in its sole discretion:

      Section 12.1. Representations and Warranties of the Purchaser. All representations and warranties made by the Purchaser in this Agreement shall be true and correct in all material respects (and in all respects in the case of each representation and warranty that is qualified as to materiality) on and as of the Closing Date as if again made by the Purchaser on and as of such date except for changes in the ordinary course of business after the date hereof and in conformity with the covenants and agreements contained herein, and the Seller Parties shall have received a certificate dated the Closing Date and signed by the President or any Vice President of the Purchaser to that effect.

      Section 12.2. Performance of the Obligations of the Purchaser. The Purchaser shall have performed in all material respects all obligations required under this Agreement to be performed by the Purchaser on or before the Closing Date, and the Seller Parties shall have received a certificate dated the Closing Date and signed by the President or any Vice President of the Purchaser to that effect.

      Section 12.3. Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and required in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date. All consents, waivers, authorizations, approvals and modifications of and by the other parties to the agreements listed on Schedule 13.3 required in connection with the assignment of such agreements and in connection with the execution, delivery and performance of this Agreement shall have been duly obtained and shall be in full force and effect on the Closing Date.

      Section 12.4. No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby shall be in effect.

      Section 12.5. Delivery of Ancillary Agreements. The Purchaser shall have executed and delivered to the Seller Parties each of the Ancillary Agreements.

      Section 12.6 Opinion of Purchaser's Counsel. The Seller Parties shall have received an opinion, dated as of the Closing Date, from counsel to the Purchaser, in form and substance reasonably satisfactory to the Seller Parties and their counsel, that:

            (a) The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana, and the Purchaser has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and is qualified to do business as foreign corporation and is in good standing in the Commonwealth of Massachusetts;

            (b) The Purchaser has the corporate power to enter into this Agreement and the Ancillary Agreements and to carry out their respective obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements and the performance of the obligations of the Purchaser hereunder and thereunder have been duly authorized by its Board of Directors, and no other corporate proceedings on the part of the Purchaser are necessary to authorize such execution, delivery and performance. This Agreement and the Ancillary Agreements have been duly executed by the Purchaser and constitute the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforceability of creditors' rights generally and except that the remedy of specific performance or similar equitable relief may be subject to equitable defenses and to the discretion of the court before which enforcement is sought; and

            (c) The execution, delivery or performance by the Purchaser of this Agreement and the Ancillary Agreements does not and will not violate or conflict with any provision of its certificate of incorporation or by-laws and does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority known to such counsel (after inquiry of appropriate officers of the Purchaser).

      Such opinion shall also contain assumptions and qualifications which are customary for transactions of this type and which are agreed to by the respective counsels of the Purchaser and the Seller Parties.

      Section 12.7. Other Closing Documents. The Seller Parties shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of the Purchaser or in furtherance of the transactions contemplated by this Agreement as the Seller Parties or its counsel may reasonably request.

      Section 12.8. Legal Matters. All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of the Purchaser under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of the Purchaser in furtherance of the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to counsel for the Seller Parties.

      Section 12.9. Secretary's Certificate. The Seller Parties shall have received a copy of resolutions adopted by the Board of Directors of the Purchaser authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Purchaser, and a certificate of the Assistant Secretary of the Purchaser, dated the Closing Date, certifying that such resolutions were duly adopted and are in full force and effect at such date and setting forth the incumbency of each person executing this Agreement on behalf of the Purchaser.

Section 13.  CONDITIONS PRECEDENT TO PERFORMANCE BY THE PURCHASER.

      The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Purchaser in its sole discretion:

      Section 13.1. Representations and Warranties of the Seller Parties. All representations and warranties made by the Seller Parties in this Agreement shall be true and correct in all material respects (and in all respects in the case of each representation and warranty that is qualified as to materiality) on and as of the Closing Date as if again made by the Seller Parties on and as of such date except for changes in the ordinary course of business after the date hereof and in conformity with the covenants and agreements contained herein, and the Purchaser shall have received a certificate dated the Closing Date and signed by the President or any Vice President of the Seller Parties to that effect.

      Section 13.2. Performance of the Obligations of the Seller Parties. The Seller Parties shall have performed in all material respects all obligations required under this Agreement to be performed by the Seller Parties on or before the Closing Date, and the Purchaser shall have received a certificate dated the Closing Date and signed by the President or any Vice President of the Seller Parties to that effect.

      Section 13.3. Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and the execution, delivery and performance of this Agreement shall have been duly obtained and shall be in full force and effect on the Closing Date. All consents, waivers, authorizations, approvals and modifications of and by the other parties to the agreements listed on Schedule
13.3 required in connection with the assignment of such agreements and in connection with the execution, delivery and performance of this Agreement shall have been duly obtained and shall be in full force and effect on the Closing Date.

      Section 13.4. No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of the Diagnostics Business shall be in effect.

      Section 13.5. Delivery of Ancillary Agreements. The Seller Parties shall have executed and delivered to the Purchaser each of the Ancillary Agreements.

      Section 13.6. No Material Adverse Change. During the period from the date hereof to the Closing Date, there shall not have been any material adverse change in the assets, properties, business, operations, or prospects of the Diagnostics Business which has, or could have, a Material Adverse Effect.

      Section 13.7. Opinion of Counsel. The Purchaser shall have received an opinion, dated the Closing Date, from counsel to the Seller Parties, in form and substance reasonably satisfactory to the Purchaser and its counsel, that:

            (a) Each of OSIP and OSDI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of OSIP and OSDI has all requisite corporate power and authority to own their respective properties and assets and to conduct their respective businesses as now conducted. Each of OSIP and OSDI is duly qualified to do business as a foreign corporation and is in good standing in the Commonwealth of Massachusetts and in every jurisdiction where the character of the properties owned or leased by it or the nature of their respective businesses makes such qualification necessary and in which the absence of such qualification could have a material adverse effect on the respective businesses of OSIP and OSDI;

            (b) The Seller Parties have the corporate power to enter into this Agreement and the Ancillary Agreements and to carry out their respective obligations hereunder and thereunder. The execution and delivery of this Agreement, the Ancillary Agreements and the instruments of conveyance executed by the Seller Parties in connection with the sale of the Purchased Property and the performance of the obligations of the Seller Parties hereunder and thereunder have been duly authorized by the Board of Directors of each of the Seller Parties, and no other corporate proceedings on the part of the Seller Parties are necessary to authorize such execution, delivery and performance. This Agreement, the Ancillary Agreements and the instruments of conveyance executed by the Seller Parties in connection with the sale of the Purchased Property have been duly executed by each of the Seller Parties and constitute the legal, valid and binding obligation of each of the Seller Parties, enforceable against both of the Seller Parties in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforceability of creditors, rights generally and except that the remedy of specific performance or similar equitable relief may be subject to equitable defenses and to the discretion of the court before which enforcement is sought, except that no opinion will be given as to the matters set forth in Section 7.7 and as to jurisdictional matters;

            (c) The execution, delivery or performance by the Seller Parties of this Agreement, the Ancillary Agreements and the instruments of conveyance executed by the Seller Parties in connection with the sale of the Purchased Property do not and will not violate or conflict with any provision of the Certificate of Incorporation or By-laws of either of the Seller Parties and do not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate nor will result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument known to such counsel (after inquiry of appropriate officers of the Seller Parties) to which the Seller Parties are a party or by which either of the Seller Parties is bound or to which their respective properties or assets are subject, nor will result in the creation or imposition of any Lien upon any of the respective properties or assets of the Seller Parties, nor will result in the cancellation, modification, revocation or suspension of any of the licenses, franchises, permits, authorizations or approvals referred to in Section 5.14; and

            (d) To the best of such counsels' knowledge after inquiry of appropriate officers of the Seller Parties, except as set forth in Schedule 5.16, there are no claims, actions, suits, proceedings, labor disputes or investigations of any nature pending or threatened before any national, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator, brought by or against the Seller Parties, any of its officers, directors, employees, agents or Affiliates involving, affecting or relating to the Purchased Property, the

Diagnostics Business or the transactions contemplated by this Agreement. To the best of such counsels' knowledge after inquiry of appropriate officers of the Seller Parties, neither the Seller Parties, nor any of its assets or properties is subject to any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, that could have a material adverse effect on the Purchased Property, the Diagnostics Business or that would or might interfere with the transactions contemplated by this Agreement.

      Such opinion shall also contain assumptions and qualifications which are customary for transactions of this type and which are agreed to by the respective counsels of the Purchaser and the Seller Parties.

      Section 13.8. Other Closing Documents. The Purchaser shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of the Seller Parties or in furtherance of the transactions contemplated by this Agreement as the Purchaser or its counsel may reasonably request.

      Section 13.9. Domain Name Transfer Documents. The Seller Parties shall have delivered to the Purchaser all such executed documents as may be required to transfer to the Purchaser control and ownership of the Domain Name.

      Section 13.10. Legal Matters. All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of the Seller Parties under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of the Seller Parties in furtherance of the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to counsel for the Purchaser.

      Section 13.11. Effective Assignment. The Seller Parties shall have caused an effective assignment of all of the Assumed Contracts and Intellectual Property to the Purchaser at or prior to the Closing.

      Section 13.12. Executive Employment Agreements. The Executive Employment Agreements shall be executed by all parties thereto on or prior to the Closing.

      Section 13.13. Closing Date Financial Adjustments. The Closing Date Adjustments shall be applied to the Purchase Price.

      Section 13.14. Secretary's Certificate. The Purchaser shall have received a copy of resolutions adopted by the Boards of Directors of the Seller Parties authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Seller Parties, and a certificate of the Secretary of each of the Seller Parties, dated the Closing Date, certifying that such resolutions were duly adopted are in full force and effect at such date and setting forth the incumbency of each person executing this Agreement on behalf of the Seller Parties.

Section 14. TERMINATION.

      Section 14.1. Conditions of Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing:

            (a) By mutual consent of the Seller Parties and the Purchaser;

            (b) By the Seller Parties if, as of November 30, 1999, any of the conditions set forth in Section 12 shall not have been met or waived; or

            (c) By the Purchaser if, as of November 30, 1999, any of the conditions set forth in Section 13 shall not have been met or waived.

      Section 14.2. Effect of Termination. In the event of termination pursuant to Section 14.1, this Agreement shall become null and void and have no effect, with no liability on the part of the Seller Parties or the Purchaser, or their respective directors, officers, agents or stockholders, with respect to this Agreement, except for (i) the liability of Seller Parties under Section 7.5 or
(ii) the liability of a party for expenses pursuant to Section 15.3.

Section 15. MISCELLANEOUS.

      Section 15.1. Successors and Assigns. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect, provided, that the Purchaser may assign its rights hereunder to an Affiliate and to any party providing financing in connection with the transactions contemplated hereby, provided further, that no such assignment shall reduce or otherwise vitiate any of the obligations of the Purchaser hereunder. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

      Section 15.2. Governing Law, Jurisdiction. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the internal laws of the State of New York, without giving effect to the principles of conflicts of laws thereof. The parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the jurisdiction of, the courts of the County of Westchester, State of New York or the United States of America for the Southern District of New York; provided, however, that any dispute arising under Section 11.5 shall be submitted solely to the courts of the United States of America for the Southern District of New York.

      Section 15.3. Expenses. Except as otherwise provided herein, each of the parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation any legal and accounting fees, whether or not the transactions contemplated hereby are consummated. The Seller Parties and the

Purchaser shall each bear one-half of the cost of any state and local sales, transfer, excise, value-added or other similar taxes, and all recording and filing fees that may be imposed by reason of the sale, transfer, assignment and delivery of the Purchased Property.

      Section 15.4. Broker's and Finder's Fees. Except as set forth on Schedule 15.4, each of the parties represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement and, insofar as it knows, no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions.

      Section 15.5 Access to Records.

            (a) For a period of five years after the date hereof (or the earlier termination of this Agreement), the Seller Parties shall have reasonable access to all of the books and records of the Diagnostics Business with respect to periods prior to the Closing Date that are held by the Purchaser to the extent that such access may reasonably be required by the Seller Parties in connection with matters relating to or affected by the operations of the Diagnostics Business prior to the Closing Date. The Purchaser shall afford such access upon receipt of reasonable advance notice and during normal business hours. The Purchaser shall permit the Seller Parties to make copies of such books and records at the Seller Parties' expense. Notwithstanding the foregoing and the consummation of the transactions contemplated hereby, the Seller Parties may retain copies of certain financial and personnel records and files with the written consent of Purchaser (which consent shall not be unreasonably withheld). The Seller Parties shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 15.5. If the Purchaser shall desire to dispose of any of such books and records prior to the expiration of such three-year period, the Purchaser shall, prior to such disposition, give the Seller Parties a reasonable opportunity, at the Seller Parties' expense, to segregate and remove such books and records as the Seller Parties may elect; and

            (b) For a period of five years after the date hereof, the Purchaser shall have reasonable access to all of the books and records relating to the Diagnostics Business which the Seller Parties may retain after the Closing Date. Such access shall be afforded by the Seller Parties upon receipt of reasonable advance notice and during normal business hours. The Seller Parties shall permit the Purchaser to make copies of such books and records at the Purchaser's expense. The Purchaser shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 15.5. If the Seller Parties shall desire to dispose of any of such books and records prior to the expiration of such five-year period, the Seller Parties shall, prior to such disposition, give the Purchaser a reasonable opportunity, at the Purchaser's expense, to segregate and remove such books and records as the Purchaser may elect.

      Section 15.6. Survival. All representations and warranties and agreements made by the parties hereto in this Agreement or pursuant hereto shall survive the Closing hereunder and any investigation at any time made by or on behalf of the Purchaser or the Seller Parties, provided, that the Purchaser shall not commence any action against the Seller Parties in respect of any provision of this Agreement at any time more than 24 months after the Closing Date except:

            (i) with respect to a breach of the representations and warranties under Section 5.9 or with respect to the Seller Parties' indemnification obligations under Section 11.1(c), as to which the only limitations shall be those provided by applicable statutes of limitation;

            (ii) with respect to a breach of the representations and warranties under Sections 5.13, 5.27 or 5.28 or with respect to the Seller Parties' indemnification obligations under Section 11.1(d), in which case such time limit shall extend for 60 months after the Closing Date; or

            (iii) with respect to a breach of the representations and warranties under Section 5.29 or with respect to the Seller Parties' indemnification obligations under Section 11.1(e), in which case such time limit shall extend until July 1, 2000.

      Section 15.7. Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

      Section 15.8. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given; (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission;
(iii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or
(iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to the Seller Parties:                       With a copy to:

OSI Pharmaceuticals, Inc.                Squadron, Ellenoff, Plesent &
106 Charles Lindbergh Blvd.              Sheinfeld, LLP
Uniondale, New York 11553                551 Fifth Avenue
Attn:  Colin Goddard, Ph.D.,             New York, NY  10176
President and CEO                        Attn:  Barbara A. Wood, Esq.
Telecopier No.:  516.222.0114            Telecopier No.:  212.697.6686

If to the Purchaser:                            With a copy to:

Bayer Corporation/Diagnostics Division   Bayer Corporation/Diagnostics Division
511 Benedict Avenue                      511 Benedict Avenue

Tarrytown, NY  10591-5097                Tarrytown, NY  10591-5097
Attn:  Group Licensing, Alliances and    Attn:  Law and Patents
New Business Development                 Telecopier No.: 914.524.3594
Telecopier No.: 914.524.3693

      Any party may change its address for the purpose of this Section by giving the other party written notice of its new address in the manner set forth above.

      Section 15.9. Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

      Section 15.10. Public Announcements. The parties agree that neither party shall make any press release or public announcement concerning this transaction without the prior written approval of the other party, which approval shall not unreasonably be withheld, unless in the written opinion of counsel to the disclosing party, addressed to the Purchaser, such press release or public announcement is required by law. If any such announcement or other disclosure is determined to be required by law, the disclosing party agrees to give the nondisclosing party prior notice and an opportunity to comment on the proposed disclosure and to obtain the nondisclosing party's prior written approval of the proposed disclosure.

      Section 15.11. Entire Agreement. This Agreement and the Ancillary Agreements contain the entire understanding between the parties hereto with respect to the transactions contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

      Section 15.12. Parties in Interest. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Seller Parties, the Purchaser, and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third persons to the Seller Parties or the Purchaser. No provision of this Agreement shall give any third persons any right of subrogation or action over or against the Seller Parties or the Purchaser.

      Section 15.13. Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.


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
      Section 15.14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

      Section 15.15. Termination of Collaboration Agreement. Upon the consummation at the Closing of the transactions contemplated hereunder, the Collaborative Research and License Agreement between the Purchaser and OSIP, effective January 1, 1997, as amended on November 2, 1999 (the "COLLABORATION AGREEMENT"), shall terminate, subject to Section 10.6 of the Collaboration Agreement (relating to the survival of certain rights and obligations of the parties thereto following termination of the Collaboration Agreement).

              [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

                   SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

                                    OSI PHARMACEUTICALS, INC.

                                    By: /s/
                                    Name: Colin Goddard
                                    Title: President and CEO

                                    ONCOGENE SCIENCE DIAGNOSTICS, INC.

                                    By: /s/
                                    Name: Robert L. Van Nostrand
                                    Title: Vice President

                                    BAYER CORPORATION

                                    By: /s/
                                    Name: Rolf Classon
                                    Title: Executive Vice President,
                                           President - Diagnostics Div.

                                    EXHIBITS

EXHIBIT A FORM OF CAMBRIDGE ASSIGNMENT OF LEASE
EXHIBIT B FORMS OF EXECUTIVE EMPLOYMENT AGREEMENTS
EXHIBIT C FORM OF PATENT ASSIGNMENT
EXHIBIT D FORM OF PATENT LICENSE AGREEMENT
EXHIBIT E FORM OF TRANSITION SERVICES AGREEMENT

                                    SCHEDULES

Schedule 1.0      Research Products Being Commercialized
Schedule 2.1(b)   Contracts Not Being Assigned
Schedule 3.4      Allocation of Purchase Price
Schedule 5.4      Agreements and Contracts that Are Not Assignable Upon
                  Closing of this Agreement
Schedule 5.5 All Consents, Waivers, Authorizations and Approvals Required in Connection with Execution, Delivery and Performance of Asset Purchase Agreement by the Seller Parties
Schedule 5.6      Liens
Schedule 5.7      Financial Data
Schedule 5.8      Material Changes or Events
Schedule 5.10     Warranties on Products
Schedule 5.11(c)  Cambridge Lease Exceptions
Schedule 5.12     Equipment and Machinery
Schedule 5.13(a)  Intellectual Property
Schedule 5.13(b)  Intangible Assets
Schedule 5.14     Licenses and Permits
Schedule 5.16     Litigation
Schedule 5.17     Principal Assumed Contracts
Schedule 5.18     Prepaid Expenses
Schedule 5.19     Inventory
Schedule 5.20     Cell Lines: Biological Materials
Schedule 5.21     Benefit Plans of the Seller Parties
Schedule 5.23     Principal Customers, Suppliers, Distributors and Sales Agents
Schedule 5.25     Labor Matters; Employment Agreements
Schedule 5.27     Environmental Matters
Schedule 5.28     Oral Collaboration Agreements
Schedule 5.29     Year 2000 Compliance
Schedule 7.7      Restrictive Covenants
Schedule 7.8      Financial Procedures
Schedule 9.1      Transferred Employees
Schedule 13.3 Consents Required as a Condition to the Purchaser's Obligation to Close
Schedule 15.4     Broker's and Finder's Fees


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